Exhibit 10.5

Form of

Nonqualified Share Option Agreement

Granted Under The Amended and Restated 2005 Equity Incentive Plan

1.	Grant of Option.

Pursuant to the authority delegated by the Supervisory Board and Management Board of Vistaprint N.V., a Netherlands company (the “Company”), to Vistaprint USA, Incorporated, a Delaware corporation, pursuant to Section 3 of the Amended and Restated 2005 Equity Incentive Plan (the “Plan”), this Agreement evidences the grant by the Company on          (the “Grant Date”) to                  (the “Participant”) of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, a total of                  ordinary shares of the Company (the “Shares”), €0.01 par value per share (the “Ordinary Shares”), at an exercise price of          per Share. Unless earlier terminated, this option shall expire on                  (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, is deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option becomes exercisable (“vest”) as to 25% of the original number of Shares on                  (the “Vesting Date”) and as to an additional 6.25% of the original number of Shares at the end of each successive three-month period following the Vesting Date until the third anniversary of the Vesting Date. The right of exercise is cumulative so that, to the extent the option is not exercised in any period to the maximum extent permissible, it continues to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing in the form of the Notice of Stock Option Exercise attached hereto or such other form as the Company may accept, signed by the Participant and received by the Company at its principal office. Such notice shall be accompanied by payment in full using any of the following methods (unless determined otherwise by the Company’s Supervisory Board in its sole discretion):

(i) in cash or by check, payable to the order of the Company;

(ii) by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(iii) by delivery of Ordinary Shares owned by the Participant, or by attestation to the ownership of a sufficient number of Ordinary Shares, valued at their fair market value as determined by (or in a manner approved by) the Board in good faith, so long as (A) such methods of payment are then permitted under applicable law and (B) such Ordinary Shares, if acquired directly from the Company, were owned by the Participant at least six months prior to such delivery;

(iv) subject to the approval of the Company’s Supervisory Board or its designee and to the extent permitted by applicable law, by (A) delivery of a promissory note of the Participant to the Company on terms determined by the Supervisory Board, or (B) payment of such other lawful consideration as the Supervisory Board may determine; or

(v) by any combination of the above permitted forms of payment.

The Participant may purchase fewer than the number of Shares covered hereby, but no partial exercise of this option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company and as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”). If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment by or with the Company or termination of employment by or with the Company shall instead be deemed to refer to such parent or subsidiary.

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option terminates three months after such cessation (but in no event after the Final Exercise Date). This option is exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, before the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company a parent or subsidiary of the Company, then the right to exercise this option terminates immediately upon such violation.

(d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) before the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, then this option is exercisable by the Participant (or in the case of death by an authorized transferee) until the earlier of one year after (A) the date of the Participant’s death or disability or (B) the Final Exercise Date, except that this option is exercisable only to the extent that it was exercisable by the Participant on the date of his or her death or disability.

(e) Discharge for Cause. If the Participant, before the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option immediately terminates upon the effective date of such discharge. “Cause” means the Participant’s willful misconduct or willful failure to perform his or her responsibilities to the Company or a parent or subsidiary of the Company (including, without limitation, the Participant’s breach of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or a parent or subsidiary of the Company), as determined by the Company or a parent or subsidiary of the Company, which determination shall be conclusive. The Participant is considered to have been discharged for “Cause” if the Company or a parent or subsidiary of the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any withholding taxes required by applicable law to be withheld in respect of this option.

5.	Nontransferability of Option.

The Participant may not sell, assign, transfer, pledge or otherwise encumber this option, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, or to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the holder and/or an immediate family member of the holder if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the issuance and sale of the Ordinary Shares subject to such option under the United States Securities Act of 1933, as amended, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.	No Right to Employment or Other Status.

This option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company a parent or subsidiary of the Company. The Company and any parent or subsidiary of the Company expressly reserves the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this option, except as expressly provided in this option.

9.	No Rights as Stockholder.

The Participant has no rights as a stockholder with respect to any Shares issuable under this option until becoming recordholder of such Shares.

10.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.